Exhibit 107

Calculation of

Filing Fee Tables F-1

(Form Type)

Helon S.p.A.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)

Common Stock, $0.001 par value per share	30,000,000	$14.00	$420,000,000	$45,822

(1)	The fee is calculated by multiplying the aggregate offering amount by .00010910, pursuant to Section 6(b) of the Securities Act of 1933.